                                                                     Exhibit 4.1
KOHL'S

CORPORATE OFFICES - N56 W17000 RIDGEWOOD DRIVE - MENOMONEE FALLS, WISCONSIN 53051 - (414) 703-7000



May 12, 1998



Mr. Michael V. Flannery, Jr.
Vice President
Bank of New York
One Wall Street
New York, NY  10286

Dear Mike:

In accordance with Section 2.14 of the Credit Agreement dated June 13, 1997, Kohl's requests that the Lenders agree to extend the Revolving Credit Commitment Period by one year to June 13, 2003.

Please call me or Gary Stoltmann at (414) 703-1638 if you have any questions.

Sincerely,

/s/ Arlene Meier

Arlene Meier
Executive Vice President-Finance
Chief Financial Officer

jmt

BNY CAPITAL MARKETS, INC.

A SUBSIDIARY OF THE BANK OF NEW YORK COMPANY

                                            ONE WALL STREET, NEW YORK, NY  10286



Date:  June 5, 1998

To:    Lenders to Kohl's Department Stores, Inc.

From:  The Bank of New York and BNY Capital Markets, Inc.

Re: Extension of the Final Maturity for the $300 Million Senior Revolving Credit Facility


This memorandum serves to inform you that the Scheduled Revolving Credit Termination Date for $285 million of the $300 million Facility has been extended to June 13, 2003. The extension is effective June 5, 1998. Kohl's Department Stores, Inc., BNY Capital Markets and The Bank of New York appreciate your prompt response to this request.

The new allocations are as follows:

          Lender                                               Commitment
          ------                                               ----------
          The Bank of New York                                 $ 46,000,000
          First Chicago NBD                                    $ 40,000,000
          First Union (Corestates)                             $ 40,000,000
          Bank of America NT & SA                              $ 35,000,000
          U.S. Bank National Association                       $ 35,000,000
          Bank One                                             $ 33,000,000
          Firstar Bank Milwaukee, N.A.                         $ 31,000,000
          Comerica Bank                                        $ 25,000,000
          The Fuji Bank, Ltd.                                  $ 15,000,000
                                                               ------------
          Total                                                $300,000,000


cc:  Gary Stoltmann, Kohl's Department Stores, Inc.